Exhibit 99.1

Release:	Immediate

Contact:	Paul Bowman (investment community)	David Miller (editorial/media)
	(408) 563-1698	(408) 563-9582
APPLIED MATERIALS ANNOUNCES RESULTS
FOR THIRD FISCAL QUARTER 2005
•	Net Sales: $1.63 billion (12% decrease quarter over quarter; 27% decrease year over year)
•	Net Income: $370 million (21% increase quarter over quarter; 16% decrease year over year)
•	EPS: $0.23 ($0.05 increase quarter over quarter; $0.03 decrease year over year)
•	New Orders: $1.47 billion (5% decrease quarter over quarter; 40% decrease year over year)
     SANTA CLARA, Calif., Aug. 16, 2005 — Applied Materials, Inc., the world’s largest supplier of wafer fabrication solutions to the global semiconductor industry, reported results for its third fiscal quarter ended July 31, 2005. Net sales were $1.63 billion, down 12 percent from $1.86 billion for the second fiscal quarter of 2005, and down 27 percent from $2.24 billion for the third fiscal quarter of 2004. Gross margin for the third fiscal quarter of 2005 was 43.9 percent, compared to 44.0 percent for the second fiscal quarter of 2005, and down from 47.4 percent for the third fiscal quarter of 2004. Net income for the third fiscal quarter of 2005 was $370 million, or $0.23 per share, up from net income of $305 million, or $0.18 per share, for the second fiscal quarter of 2005, and down from net income of $441 million, or $0.26 per share, for the third fiscal quarter of 2004. The results of the third fiscal quarter of 2005 included a favorable tax adjustment of $132 million, or $0.08 per share, principally due to the resolution of a multi-year tax examination.
     New orders of $1.47 billion for the third fiscal quarter of 2005 decreased 5 percent from $1.55 billion for the second fiscal quarter of 2005, and decreased 40 percent from $2.46 billion for the third fiscal quarter of 2004. Regional distribution of new orders for the third fiscal quarter of 2005 was: Japan 23 percent, Korea 19 percent, North America 19 percent, Taiwan 15 percent, Europe 12 percent, and Southeast Asia and China 12 percent. Backlog at the end of the third fiscal quarter of 2005 was $2.61 billion, compared to $2.85 billion at the end of the second fiscal quarter of 2005.
     During the third fiscal quarter of 2005, the company repurchased approximately 27 million shares of common stock at an average price of $16.62 per share for an aggregate purchase price of $450 million. Also during the third fiscal quarter of 2005, the company declared a quarterly cash dividend of $0.03 per share, payable on September 7, 2005 to stockholders of record on August 17, 2005.
     “Applied Materials again demonstrated its leadership in technology innovation with the introduction of the Applied UVision™ inspection system and the advanced etch and film deposition technologies that we showcased this quarter,” said Mike Splinter, president and chief executive officer. “Our unique solutions are helping customers advance technology in order to deliver new levels of performance for transistors, interconnects and other chip features required by new generations of electronics products.
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     “While industry conditions remained challenging, we met our financial targets, continued to generate strong cash flow and returned value to our stockholders through share repurchase and a dividend. With our financial strength and technology leadership, Applied is well positioned to benefit from customers’ increased capital spending,” concluded Splinter.
     This press release contains forward-looking statements, including statements regarding the company’s technology leadership, strategic position, cash generation and product capabilities; and customers’ requirements and capital investments. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “continue” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the semiconductor and semiconductor equipment industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and integrated circuits, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology; the timing, rate, amount and sustainability of capital spending for new technology, such as 300mm and sub-100 nanometer applications; the company’s ability to successfully develop, deliver and support a broad range of products and to expand its markets and develop new markets; the ability to maintain effective cost controls and to timely align the company’s cost structure with business conditions; the successful integration and performance of acquired businesses; changes in management; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including its reports on Form 10-K, Form 10-Q and Form 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
     Applied Materials will discuss its third fiscal quarter results, along with its outlook for the fourth fiscal quarter of 2005, on a conference call today beginning at 1:30 p.m. Pacific Time. A webcast of the conference call will be available on Applied Materials’ web site under the “Investors” section.
     Applied Materials, Inc. (Nasdaq: AMAT), headquartered in Santa Clara, California, is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com.
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APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	August 1,	July 31,	August 1,	July 31,
(In thousands, except per share amounts)	2004	2005	2004	2005

Net sales	$2,236,152	$1,631,938	$5,809,705	$5,273,703
Cost of products sold	1,176,920	914,849	3,135,663	2,947,959

Gross margin	1,059,232	717,089	2,674,042	2,325,744

Operating expenses:
Research, development and engineering	256,781	236,448	743,601	703,799
Marketing and selling	101,513	98,366	285,886	268,644
General and administrative	87,394	79,578	251,145	256,876
Restructuring, asset impairments and other charges	—	—	167,459	—

Income from operations	613,544	302,697	1,225,951	1,096,425

Interest expense	13,489	9,338	36,971	28,425
Interest income	24,869	45,948	82,362	123,055

Income before income taxes	624,924	339,307	1,271,342	1,191,055

Provision for/(benefit from) income taxes	184,353	(30,284)	375,047	227,869

Net income	$440,571	$369,591	$896,295	$963,186

Earnings per share:
Basic	$0.26	$0.23	$0.53	$0.58
Diluted	$0.26	$0.23	$0.52	$0.58

Weighted average number of shares:
Basic	1,696,544	1,630,895	1,689,573	1,654,740
Diluted	1,721,690	1,641,818	1,727,626	1,666,720

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 31,	July 31,
(In thousands)	2004*	2005

ASSETS

Current assets:
Cash and cash equivalents	$1,493,292	$1,255,746
Short-term investments	5,084,704	4,972,697
Accounts receivable, net	1,670,153	1,525,133
Inventories	1,139,368	1,073,722
Deferred income taxes	610,095	627,366
Other current assets	283,907	289,805

Total current assets	10,281,519	9,744,469

Property, plant and equipment	2,953,130	2,993,156
Less: accumulated depreciation and amortization	(1,607,602)	(1,709,558)

Net property, plant and equipment	1,345,528	1,283,598

Goodwill, net	257,321	337,825
Purchased technology and other intangible assets, net	50,291	88,601
Deferred income taxes and other assets	158,786	164,156

Total assets	$12,093,445	$11,618,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$45,864	$46,165
Accounts payable and accrued expenses	1,895,061	1,703,540
Income taxes payable	347,056	227,614

Total current liabilities	2,287,981	1,977,319

Long-term debt	410,436	414,290
Other liabilities	133,001	155,395

Total liabilities	2,831,418	2,547,004

Stockholders’ equity:
Common stock	16,803	16,225
Additional paid-in capital	2,070,733	987,064
Deferred stock compensation, net	(96)	—
Retained earnings	7,164,170	8,078,026
Accumulated other comprehensive income/(loss)	10,417	(9,670)

Total stockholders’ equity	9,262,027	9,071,645

Total liabilities and stockholders’ equity	$12,093,445	$11,618,649

*	Certain amounts in the October 31, 2004 consolidated condensed balance sheet have been reclassified to conform to the 2005 presentation.